Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of March 14, 2019, between Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), and Daniel Davison (“Employee”).

WHEREAS, the Company wishes to retain Employee as its Chief Financial Officer and Employee wishes to accept employment with the Company under the terms and conditions set forth herein; and

WHEREAS, as a condition to the employment (or continued employment) of Employee with the Company, Employee is required to enter into this Agreement and to grant the covenants contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                Employment.  The Company shall employ Employee as its Chief Financial Officer, and Employee hereby accepts employment with the Company in such position, upon the terms and conditions set forth in this Agreement for the period beginning on April 8, 2019 (the “Effective Date”) and ending as provided in Section 5 hereof (the “Employment Period”).

2.                                Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Administrator” shall mean the Board or the Compensation Committee of the Board, consistent with Company policies and procedures in place from time to time.

(b)                                 “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)                                  “Board” shall mean the board of directors of the Company.

(d)                                 “Cause” shall mean the Company’s good faith determination that one or more of the following has occurred with respect to the Employee: (1) the commission or conviction (including conviction upon of a plea of nolo contendere) of a felony or other crime which is punishable by imprisonment, (2) the commission of any act or omission involving dishonesty, fraud, or a violation of law with respect to the Company or any of its Subsidiaries or Affiliates, (3) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Subsidiaries or Affiliates public disgrace, disrepute or economic harm, (4) repeated failure to perform any Employee’s duties as directed by the Board or the Chief Executive Officer,  (5) breach of fiduciary duty, fraud or willful misconduct with respect to the Company and/or any of its Subsidiaries or Affiliates, or (6) any material breach of this Agreement or the Company’s policies and procedures by Employee.

(e)                                  “Disability” shall mean Employee’s inability to perform the essential functions of Employee’s position with the Company, with or without reasonable accommodations by the Company, for a period of 90 consecutive days or 120 days in any 365 day period.

(f)                                   “Good Reason” means the occurrence of any of the following without Employee’s written consent: (1) a material adverse change in Employee’s title, duties or responsibilities in a manner that is materially inconsistent with the position he holds; (2) a material reduction in Employee’s Base Salary; and (3) a material breach by the Company of its obligations, covenants or agreements under this Agreement.  The Company and Employee agree that “Good Reason” shall not exist unless and until Employee provides the Company with written notice of the acts alleged to constitute Good Reason within thirty (30) days of Employee’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable.  Employee must terminate his employment within thirty (30) days following the expiration of such cure period for the termination to be on account of Good Reason.

(g)                                  “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, governmental entity, unincorporated organization or other entity.

(h)                                 “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (1) if a corporation, a majority of the economic interests or total voting power of shares of stock entitled to vote (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (2) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

3.                                Position and Duties.

(a)                                 During the Employment Period, Employee shall serve as Chief Financial Officer and shall have such duties and responsibilities as are assigned to the Employee by the Board and the Chief Executive Officer consistent with the Employee’s position as Chief Financial Officer of the Company.

(b)                                 During the Employment Period, Employee shall, at all times, devote the substantial majority of Employee’s working time, attention, energies, efforts and skills to the business and affairs of the Company and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of the Board.  Employee shall perform Employee’s duties, responsibilities and functions to the Company hereunder to the best of Employee’s abilities in good faith and shall comply with all Company policies, rules and procedures.  In performing Employee’s duties and exercising Employee’s authority under this Agreement, Employee shall support and implement the reasonable and lawful business and strategic plans approved from time to time by the Board.

4.                                Compensation and Benefits.

(a)                                 During the Employment Period, Employee’s shall receive an initial annual base salary (the “Annual Base Salary”) of $450,000.00, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, and may be adjusted by the Administrator.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so adjusted.

(b)                                 Employee shall be eligible for an annual cash bonus relating to the Company’s fiscal year, with a target amount of 65% of Employee’s Annual Base Salary (the “Annual Bonus”) (prorated, in the case of the bonus for the 2019 fiscal year, for the period beginning the Effective Date and ending December 31, 2019), with such actual amount to be determined consistent with the bonus plan in effect for other senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company and such other factors as the Administrator reasonably determines from time to time.  Each such bonus awarded to the Employee shall be paid sometime during the first one hundred twenty (120) days of the fiscal year next following the fiscal year for which the bonus is awarded, unless the Employee shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus.

(c)                                  (i) Employee shall receive equity compensation in an amount of up to 222% of the Annual Base Salary to be granted on the Effective Date; and (ii) for the period beginning January 1, 2020 and continuing through the Employment Period, the Employee shall be entitled to participate in any stock option, performance share, restricted stock unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company; provided, that in the case of each of (i) and (ii) hereof, on substantially the same terms and conditions (including the Company’s form of equity award agreements as in place from time to time) as generally apply to such other officers, except that the size of the awards made to the Employee shall reflect the Employee’s position with the Company and such other factors as the Administrator reasonably determines from time to time.

(d)                                 In addition to the annual equity awards described in Section 4(c) hereof, the Employee shall be granted a restricted stock unit award of 200,000 shares of the Company’s common stock as of the Effective Date (the “Initial RSU”).  The Initial RSU shall vest in equal annual installments over a period of three years from the grant date.  The definitive terms of the Initial RSU shall be set forth in an agreement to be executed by and between the Company and Employee.

(e)                                  Subject to Employee’s execution of a Participation and Restrictive Covenant Agreement, Employee shall be designated a participant in the Company’s Executive Severance Plan (the “Executive Severance Plan”), with such participation and entitlement to benefits subject to the terms thereof.  For the avoidance of doubt, the designation does not prohibit the Company from modifying or terminating Employee’s participation in the Executive Severance Plan or the amendment or termination of the Executive Severance Plan, in each case, in accordance with the terms thereof.

(f)                                   During the Employment Period, Employee shall receive such perquisites and fringe benefits and participate in all of the Company’s employee benefit programs and/or plans for which senior executive employees of the Company are generally eligible in accordance with the policies of the Company in effect from time to time.

(g)                                  During the Employment Period, the Company shall reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in the course of performing Employee’s duties and responsibilities under this Agreement which are consistent with the Company’s policies, in effect from time to time, with respect to travel, entertainment and other business expenses, subject to the Company’s regular requirements with respect to reporting and documentation of such expenses.

(h)                                 If the Board, or an appropriate committee thereof, determines that any fraud, negligence, or intentional misconduct by the Employee is a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Employee if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the Employee engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the Employee had the financial results been properly reported would have been lower than the amount actually awarded.

5.                                Term.  Employee’s employment with the Company will commence on the Effective Date and, subject to Section 6, will continue until the second anniversary of the Effective Date (the “Initial Term”).  Following the Initial Term, the Employment Period will be automatically renewed for successive one-year periods, unless (i) otherwise terminated as set forth in Section 6(a) of this Agreement, or (ii) the Company or Employee, as the case may be, sends the other party a written notice of non-renewal at least 90 days prior to the expiration of the Initial Term or any successive anniversary date thereof, as applicable.  The initial term of this Agreement, as it may be extended thereafter, is herein referred to as the “Term.”  Notwithstanding anything contained in this Agreement to the contrary, the parties acknowledge and agree that Employee’s employment with the Company is on an at-will basis.

6.                                Termination of Employment.

(a)                                 Termination.  Except for certain continuing obligations which the parties expressly agree survive termination, including, without limitation, Sections 6(d), 7, and 8 below, this Agreement and the Employment Period will terminate upon one of the following reasons:

(i)                                     Employee’s death or Disability;

(ii)                                  the termination by the Company at any time for Cause;

(iii)                               the termination by the Company at any time without Cause;

(iv)                              the resignation by Employee with Good Reason;

(v)                                 the resignation by Employee without Good Reason; and

(vi)                              the non-renewal of this Agreement by any party as contemplated pursuant to Section 5.

(b)                                 Effect of Termination.  Except as otherwise expressly provided herein or in the Executive Severance Plan, all of Employee’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law.  In all cases of termination set forth above in Section 6(a): (i) Employee agrees to return to the Company and/or its Affiliates, as applicable, any business equipment (including but not limited to credit cards, computers, printers, fax machines and telephones) or other company property that Employee may have received from the Company or any Affiliate of the Company for use during Employee’s employment; and (ii) Employee will be deemed to have automatically resigned, effective as of the termination date, from any and all positions Employee holds as an officer, director, manager, and/or as a member of any governing body (or a committee thereof) of the Company or its Affiliates.

7.                                Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.

(a)                                 Employee acknowledges that the information, observations and data obtained by Employee while employed by the Company (prior to or after the date hereof) concerning the business or affairs of the Company or any of its Affiliates, including, without limitation, trade secrets, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”) shall be the property of the Company or such Affiliate.  Confidential Information shall not include information known to Employee prior to Employee’s employment with the Company, or information generally known in the industry.  Therefore, Employee agrees that Employee shall not disclose to any unauthorized person or use for Employee’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the disclosure of Confidential Information is made in response to a valid order of a court or other governmental body, or was otherwise required by law; provided, that, in such case, Employee shall be required to provide the Company prompt advance notice of any such disclosure and shall use commercially reasonable efforts to limit the extent of such disclosure.  Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which Employee may then possess or have under Employee’s control, whether physical or electronic, without retaining any copies of such materials.

(b)                                 Employee acknowledges that during Employee’s employment with the Company Employee has and will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Affiliates and that Employee’s services shall be of special, unique and extraordinary value to the Company and its Affiliates.  Employee further acknowledges and agrees that the Company and its Affiliates would be irreparably damaged if Employee were to provide services to any Person competing with the Company or engaged in a similar business and that such competition by Employee would result in a significant loss of goodwill by the Company.  Therefore, in further consideration of the compensation to be paid to Employee hereunder and any other consideration paid to Employee under any other agreement with the Company, Employee agrees that during the period commencing on the date hereof and ending on the first anniversary of the date of termination of the Employment Period, Employee shall not, directly or indirectly, engage in Competition (as defined below).  The Employee shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States where the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in any business activity that could be deemed to be competitive with one or more of the principal lines of business conducted by the Company or its Affiliates.  Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(c)                                  In further consideration of the compensation to be paid to Employee hereunder and any other consideration paid to Employee under any other agreement with the Company, for so long as Employee has continuing obligations under Section 7(b) above, Employee shall not, directly or indirectly through another Person, (i) induce or attempt to induce any employee or consultant of the Company or any of its Affiliates to leave the employ or services of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee or consultant thereof, or (ii) solicit any customer, client or supplier of the Company or any of its Affiliates to provide products or services that compete with those offered (or for which there are specific plans to offer) by the Company or any of its Affiliates, to induce such customer, client or supplier to cease doing business with, or reduce the amount of business conducted with, the Company or its Affiliates, or in any way interfere with the relationship between any such customer and the Company or any of its Affiliates.

(d)                                 In further consideration of the compensation to be paid to Employee hereunder and any other consideration paid to Employee under any other agreement with the Company, for so long as Employee has continuing obligations under Section 7(b) above, Employee shall not, in any communications with the press or other media or any communications with any customer, client, supplier or other current or prospective business relations of the other party, criticize, ridicule or make any statement which disparages or is derogatory to the Company, any of its Affiliates, or any of their shareholders, members, partners, directors, managers,  officers, employees, or agents of the Company or any of the Company’s Affiliates or Subsidiaries.

(e)                                  If, at the time of enforcement of the covenants contained in this Section 7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Employee has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Affiliates, or the Employee in the case of Section 7(d).

(f)                                   If Employee breaches any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its Affiliates and that money damages would not provide an adequate remedy to the Company, and (ii) the right and remedy to require Employee to account for and pay over to the Company and its Affiliates any profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of the Restrictive Covenants.  In the event of any breach or violation by Employee of any of the Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

(g)                                  Employee acknowledges that the obligations contained in this Section 7 are independent of any other obligations contained in this Agreement, such that they will remain in effect notwithstanding any claim by Employee that the Company has breached any other provision of this Agreement.

(h)                                 Employee understands that nothing contained in this Agreement or any other agreement between the Company or its Affiliates and Employee limits Employee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement shall not limit Executive’s ability under applicable U.S. Federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.                                Inventions and Patents.  Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee (whether alone or jointly with others) while employed by the Company or any of its Affiliates, whether before or after the date of this Agreement (“Work Product”), belong to the Company or such Affiliate and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.

9.                                Employee’s Representations.  Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person or entity (other than such agreements that are being terminated hereby pursuant to Section 26), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.  Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

10.                         Survival.  Sections 6 through 26 shall continue to be in full force following the termination of the Employment Period.

11.                         Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if delivered in writing in person or by telecopy (or similar electronic means with a copy following by nationally recognized overnight courier) or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties.

Notices to Employee:

Daniel Davison

Notices to the Company:

Diplomat Pharmacy, Inc.

4100 South Saginaw

Flint, MI 48507

Attn:                    General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12.                         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be construed and enforced in such jurisdiction to the maximum extent permitted by law.

13.                         Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts all prior understandings, agreements or representations by or among the parties or any Affiliate of the Company and Employee, written or oral, which may have related to the subject matter hereof in any way.

14.                         No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.                         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.  Facsimile counterpart signatures to this Agreement shall be binding and enforceable.

16.                         Assignment.  Employee may not assign any of its rights or delegate any of Employee’s performance under this Agreement, except with the prior written consent of the Company (as approved by the Board and evidenced by a written consent), which may be withheld in the Company’s sole discretion.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  Any purported assignment of rights or delegation of performance by Employee in violation of this Section is void.

17.                         Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the state or federal courts located in Michigan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such court and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

18.                         Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board and evidenced by a written consent) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.                         Insurance and Indemnification.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable.  Employee agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20.                         Taxes and Withholdings.  All payments made under this Agreement shall be made less applicable taxes and withholdings.  Notwithstanding any provision herein to the contrary, the Company makes no representations concerning Employee’s tax consequences under the Agreement under Section 409A of the Code, or any other federal, state, or local tax law.  Employee’s tax consequences will depend, in part, upon the application of relevant tax law, including Section 409A of the Code, to the relevant facts and circumstances.  Employee should consult a competent and independent tax advisor regarding Employee’s tax consequences under the Agreement.

21.                         Corporate Opportunities.  During the Employment Period, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which the Employee becomes aware which relate to the Company’s business at any time during the Employment Period.

22.                         Employee’s Cooperation.  During and after the Employment Period, Employee shall cooperate with the Company and its Affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).  If the Company requires Employee’s cooperation in accordance with this Section, the Company shall reimburse Employee solely for reasonable out-of-pocket travel expenses (including reasonable lodging and meals, upon submission of receipts).

23.                         Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  If the Company prevails in enforcing this Agreement, it shall be entitled to recover, in addition to other damages and remedies, its costs and reasonable attorneys’ fees.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for the other party’s breach of any term or provision of this Agreement and that the other party in its sole discretion may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

24.                         Section 409A.   It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Employee on account of such noncompliance.  Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Employee under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Employee under this Agreement or otherwise in connection with the Employee’s termination of employment with the Company, the Employee shall not be deemed to have incurred a termination of employment unless and until the Employee shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Employee and the Company reasonably anticipate that the Employee’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Employee for the Company over the immediately preceding thirty six (36) months.  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Employee’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

25.                         Third-Party Beneficiaries.  Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

26.                         Termination of Former Agreements; Release.

(a)                                 The Company and Employee hereby agree that this Agreement supersedes and replaces, in its or their entirety, all current or former agreements or contracts that Employee has or had with the Company or any of its current or former Subsidiaries or Affiliates relating in any way to Employee’s employment, compensation, or other benefits (collectively, the “Former Agreements”), including, without limitation, any employment letters or employment agreements.

(b)                                 EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT AND THAT EMPLOYEE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EMPLOYEE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL.

27.                         No Offset.  Except as set forth in the Executive Severance Plan, there shall be no right of offset by the Company for any debts or obligations due to Employee by the Company or its Affiliates against any amounts due Employee hereunder.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company:

Diplomat Pharmacy, Inc.

By:	/s/ Brian T. Griffin
Name: Brian T. Griffin
Title: Chief Executive Officer

Employee:

/s/ Daniel Davison
Daniel Davison